SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 1, 2006

CBOT HOLDINGS, INC.

(Exact name of Registrant as specified in its charter)

Delaware	001-32650	36-4468986
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

141 West Jackson Blvd.

Chicago, Illinois 60604

(Address, including zip code, of principal executive offices)

Registrant’s telephone number, including area code: (312) 435-3500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01 Entry into a Material Definitive Agreement

On June 1, 2006, the Registrant, its wholly owned subsidiary the Board of Trade of the City of Chicago, Inc. and Bernard W. Dan, the Registrant’s President and Chief Executive Officer, entered into an amendment, dated June 1, 2006 (the “Amendment”), to Mr. Dan’s Employment Agreement dated September 21, 2005. Pursuant to the Amendment, in the event that Mr. Dan’s employment is terminated by the Registrant without cause or by Mr. Dan for good reason within the twelve-month period following a change in control, Mr. Dan will, in addition to the other payments and benefits provided for in the Employment Agreement, be entitled to be paid a termination amount equal to 2 times the sum of his base salary and performance bonus for the current year (calculated as if Mr. Dan achieved target performance levels for the year). Prior to the Amendment, he was entitled to 1.5 times such amount under his Employment Agreement. In addition, the Amendment provides that, in the event of a change in control, the Registrant will reimburse Mr. Dan for any excise tax that Mr. Dan may owe as a result of the change in control unless a reduction of 10% or less in the payments to be made to Mr. Dan in connection with such change in control would result in the avoidance of such excise tax.

Item 9.01 Financial Statements and Exhibits

(d)	Exhibits

10.1    First Amendment to Bernard Dan Employment Agreement, dated June 1, 2006

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CBOT HOLDINGS, INC.

Date: June 7, 2006	By:	/s/ Kevin J.P. O’Hara
	Name:	Kevin J.P. O’Hara
	Title:	Chief Administrative Officer and
Chief Strategy Officer

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EXHIBIT INDEX

Exhibit No.	Title
10.1	First Amendment to Bernard Dan Employment Agreement, dated June 1, 2006